Exhibit 99.1

BJ’s Wholesale Club News.

BJ’s Wholesale Club, Inc	One Mercer Road	P.O. Box 9601	Natick, MA 01760

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney
BJ’s Wholesale Club
508.651.6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS OCTOBER SALES

November 4, 2004 — Natick, MA — BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for October 2004 increased by 8.7% to $547.8 million from $504.0 million in October 2003. On a comparable club basis, sales increased by 4.9% for the month of October, including a contribution from sales of gasoline of approximately 0.6%. Last year, the Company reported a comparable club sales increase of 10.2% for October, including a 3.0% contribution from sales of gasoline.

For the third quarter ended October 30, 2004, total sales increased by 9.9% and comparable club sales increased by 6.1%, including a contribution from sales of gasoline of 0.4%. Year to date, total sales increased by 11.5% and comparable club sales increased by 7.1%, including a contribution from sales of gasoline of 1.1%.

Commenting on BJ’s October and third quarter sales results, president and CEO, Mike Wedge, said, “We are pleased with our strong results for the month and third quarter, which reflect ongoing strength in sales of food. For the third quarter, comparable club sales of food increased by approximately 10%. For the month of October, sales of food increased by approximately 9%. On the same basis, general merchandise sales decreased by approximately 1%. However, within general merchandise, we are encouraged by strong sales of apparel, domestics and jewelry.”

Sales Results for October 2004

($ in thousands)

Four Weeks Ended		% Change
October 30, 2004	November 1, 2003	Net Sales	Comp. Sales
$ 547,775	$504,001	8.7%	4.9%

Thirty-nine Weeks Ended		% Change
October 30, 2004	November 1, 2003	Net Sales	Comp. Sales
$ 5,209,541	$4,673,241	11.5%	7.1%

The Company provided the following additional information regarding October sales:

Comparable club sales increased in all major markets with the highest increase in the Southeast region. Comparable club sales increased in all four weeks with the highest increase in week four. Week three had the lowest increase due primarily to the comparison with last year’s week three when a cold snap in the Northeast drove strong sales of cold weather related merchandise.

Excluding sales of gasoline, October traffic increased by approximately 1% and the average transaction amount increased by approximately 4%. In October of 2003, traffic increased by approximately 8% and the average transaction amount was approximately flat year over year.

Merchandise categories with the strongest sales increases compared to last year included apparel, dairy, domestics, health & beauty aids, household chemicals, meat, milk, paper products, pet food and soda & water. Weaker categories included best seller books, film & batteries, major appliances, and certain cold-weather related items such as generators, humidifiers, snow tires and snow throwers. Sales also declined in categories that were contracted or eliminated earlier in the year, including automotive, furniture, office supplies, sporting goods and storage.

-More-

BJ’s Wholesale Club

November 4, 2004

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 153 clubs, one ProFoods Restaurant Supply, and 80 gas stations compared with 147 clubs and 76 gas stations one year ago. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Conference Call for Third Quarter Results

BJ’s plans to announce financial results for the third quarter ended October 30, 2004 on November 16, 2004 at approximately 7 a.m. Eastern Time. At 8:30 a.m. Eastern Time, also on November 16, 2004, BJ’s management will hold a conference call to discuss the third quarter financial results and the outlook for the fourth quarter of 2004. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately one quarter following the call.

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